Exhibit 10.1

MANAGEMENT EMPLOYMENT AGREEMENT

This MANAGEMENT EMPLOYMENT AGREEMENT is made as of December 10, 1999, by and between TROLLEY BARN BREWERY, INC., a Tennessee corporation (the “Company”), and H. ALLEN COREY, a resident of Lookout Mountain, Tennessee (the “Employee”).

WHEREAS, the Company desires to employ the Employee to perform the duties of a President and Chief Executive Officer of the Company and its subsidiaries as such duties may be designated by the Board of Directors (the “Board”) from time to time;

WHEREAS, the Employee desires to be employed by the Company to perform such duties upon the following terms and conditions;

WHEREAS, the Board has heretofore determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

WHEREAS, the Board has determined it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the Compensation and benefits to be paid to the Employee are at least as favorable as those in effect at the time of the Change of Control and which are competitive with those of other corporations.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

a. A “Change of Control” shall mean the occurrence of one or more of the following:

(i) acquisition in one or more transactions of forty percent (40%) or more of all of the common stock of the Company, regardless of class (the “Common Stock”) by any Person, or by two or more Persons acting as a group, other than directly from the Company;

(ii) a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than fifty percent (50%) in voting power of the voting securities of the surviving corporation(s) is held by Persons other than former shareholders of the Company; or

(iii) a sale by the Company or any subsidiary thereof of all or substantially all of its assets.

b. “Cause” shall mean:

(i) dishonesty which is not the result of an inadvertent or innocent mistake of the Employee with respect to the Company or any of its subsidiaries;

(ii) willful misfeasance or nonfeasance of duty by the Employee intended to injure or having the effect of injuring in some material fashion the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

(iii) material violation by the Employee of any term of this Agreement if such violation is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days after written notice of such violation and diligently pursued to completion; or

(iv) conviction of the Employee of a felony or any crime involving moral turpitude which reflects in some material fashion unfavorably upon the Company or any of its subsidiaries.

c. “Disability” shall mean the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

d. “Termination Date” shall mean:

(i) if the Employee’s employment is terminated by the Company for Cause, by the Employee for Good Reason or pursuant to a Termination Following a Change of Control, the date of receipt of a notice of termination or any later date specified therein, as the case may be;

(ii) if the Employee’s employment is terminated by the Company other than for Cause or Disability, the Termination Date shall be the date thirty (30) days after the date on which the Company notifies the Employee of such termination;

(iii) if the Employee’s employment is terminated by reason of Disability, the Termination Date shall be thirty (30) days after the Company has notified the Employee of its intention to terminate Employment due to Disability;

(iv) if the Employee’s employment is terminated by reason of his death, the Termination Date shall be the last day of the month during which his death occurs; and

(v) if the Employee voluntarily terminates his employment, the Termination Date shall be the effective date of such termination as determined in accordance with Section 7, Compensation.

e. “Termination Following a Change of Control” shall mean a Termination of the Employee without Cause by the Company in connection with or within one (1) year following a Change of Control or a termination by the Employee for Good Reason of the Employee’s employment with the Company within one year following a Change of Control.

f. “Good Reason” shall mean any of the following (without the Employee’s express written consent):

(i) a substantial and material alteration in the nature or status of the Employee’s responsibilities, or the assignment of duties inconsistent with, or a substantial and material alteration in the nature or status of, the Employee’s responsibilities as in effect immediately prior to a Change of Control;

(ii) a failure by the Company to continue in effect any employee benefit plan in which the Employee was participating, or the taking of any action by the Company that would adversely affect the Employee’s participation in, or materially reduce the Employee’s benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally;

(iii) a relocation of the Company’s principal offices, or the Employee’s relocation to any place other than the principal offices, exceeding a distance of fifty (50) miles from the Company’s current corporate office located in Chattanooga, Tennessee, except for reasonably required travel by the Employee on the Company’s business;

(iv) any material breach by the Company of any provision of this Agreement if such material breach has not been cured within thirty (30) days following written notice of such breach by the Employee to the Company setting forth with reasonable specificity the nature of the breach; or

(v) any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.

2. Termination Following a Change of Control; Benefits. In the event there is a Termination following a Change of Control, the Agreement shall terminate and the Employee shall be entitled to the following severance benefits for a period of twenty-four (24) months after the Termination Date:

a. Continued Base Salary (as defined in Section 7, Compensation) at the rate in effect immediately prior to the Change of Control or on the Termination Date, whichever is higher, in regular biweekly payments, or the customary practice of the Company if different than biweekly, or if so elected by the Employee, a lump sum payable within sixty (60) days after the Employee’s election;

b. Bonus payable in such amount as would be payable to the Employee had he been employed by the Company for the full fiscal year during which the termination occurred and for the following year. Such bonus shall be paid in the same manner as elected by the Employee in (a) above;

c. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (including this Agreement) and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

d. If the Employee receives any payments hereunder which are subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state or local law (collectively, “Excise Taxes”), the Company shall pay to the Employee (on or before the date which the Employee is required to pay such Excise Taxes) (i) an additional amount equal to all Excise Taxes then due and payable, and (ii) the amount necessary to defray the Employee’s increased (federal, state and local) income tax liability arising due to payment of the amount specified in subsections (a), (b) and (c) of this Section 2. For purposes of calculating the amount payable to the Employee under this Section, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in the Employee’s state of residence, taking into account any federal income tax deductions or credits available to the Employee for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide the Employee a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount; and

e. All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to the Employee in a lump sum in cash within thirty (30) days after the Termination Date.

The Employee shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by the Employee in such other employment during such period against payments due the Employee hereunder, and there shall be no offset in any compensation received from such other employment against the continued salary set forth above.

3. Termination Without Cause by Company or for Good Reason by Executive. The Company may terminate the Employee’s employment without Cause or the Executive may terminate for Good Reason at any time upon thirty (30) days prior written notice. If there is a termination by the Company without Cause (not involving a Change of Control, death or Disability) or by the Executive for Good Reason, this Agreement shall terminate and the Employee shall be entitled to the severance benefits set forth below:

a. Continued Base Salary in regular biweekly payments for a period of twenty-four (24) months after the Termination Date;

b. Bonus shall be payable at the same time as annual bonus payments to employees who served for the full year, but the amount of the bonus payable to the Employee shall be proportionately reduced by multiplying the full bonus that would have been earned if the Employee had been employed for the full fiscal year times the fraction represented by the number of days Employee was employed by the Company during such fiscal year divided by the total number of days in such fiscal year;

c. The Other Benefits for a period of twenty-four (24) months after the Termination Date shall be substantially equal to those to which the Employee was entitled immediately prior to the Termination Date. During such twenty-four (24) month period, the Employee shall continue to be an employee of the Company for purposes of participation in the plans which provide the other Benefits, but shall have no further responsibility as an employee and shall not be required or permitted to continue his former duties; and

d. All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to the Employee in a lump sum in cash within thirty (30) days after the Termination Date.

The Employee shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by the Employee in such other employment during such period against payments due the Employee hereunder, and there shall be no offset in any compensation received from such other employment against the continued salary set forth above.

4. Termination in Event of Death; Benefits. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate without further obligation to the Employee’s legal representatives under this Agreement other than for payment of all accrued compensation, unreimbursed expenses and the timely payment or provision of Other Benefits through the Termination Date. Such amounts shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Termination Date. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 4 shall include, without limitation, and the Employee’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the Termination Date.

5. Termination In Event of Disability; Benefits. If the Employee’s employment is terminated by reason of Employee’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than for payment of all accrued compensation, unreimbursed expenses and the timely payment or provision of Other Benefits. Such amounts shall be paid to the Employee in a lump sum in cash within thirty (30) days after the Termination Date. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 5 include, and the Employee shall be entitled after the Termination Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other executive level employees and their families at any time during the 120-day period immediately preceding the Termination Date.

6. Voluntary Termination by Employee and Termination for Cause; Benefits. The Employee may terminate his employment with the Company by giving notice of his intent and stating an effective date of termination at least sixty (60) days after the date of such notice; provided, however, that the Company may accelerate such effective date without liability to the Employee. The Company may terminate the Employee’s employment for Cause at any time without notice. Upon such a termination by the Employee or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to the Employee all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to the Employee in a lump sum in cash within thirty (30) days after the Termination Date.

7. Compensation. During the term of this Agreement, the Employee compensation shall be as follows:

a. The Company shall employ the Employee as its President and Chief Executive Officer (or as an executive officer with duties commensurate with serving as such an executive officer of the Company and without altering the level to which such officer reports) at a gross salary of Two Hundred Twenty-five Thousand and No/100 Dollars ($225,000.00) per annum payable in accordance with the customary practices of the Company, plus such salary increases and bonuses as are approved by the Board of Directors or the Compensation Committee of the Board. (References to “Board of Directors” in this Agreement shall include the Board of Directors or the Compensation Committee of the Board, whichever shall have taken action in the relevant circumstances.) The annual gross salary, excluding all bonus and bonus plan payments, as in effect from time to time, is referred to as the “Base Salary.”

b. The Employee shall be eligible for an annual cash bonus based on criteria set by the Board of Directors, in addition to Employee’s Base Salary.

The Board of Directors shall determine the basis for any annual cash bonus for a fiscal year prior to or as soon as reasonably practical after the beginning of such fiscal year. The Employee shall not be entitled to an annual cash bonus with respect to any year in which he was not employed by the Company for the full fiscal year unless his employment was terminated by the Company without Cause or Employee’s termination was a termination pursuant to Section 2 or 3 hereof.

c. The Employee shall receive the fringe benefits and such other benefits as are made available to executive level employees of the Company and such other payments or allowances as the Board of Directors may from time to time make available to the Employee (collectively, the “Fringe Benefits”). Without prejudice to the Employee’s rights under this Agreement, the Company reserves the right:

(i) to modify the terms of any benefit plan that is generally made available to executive level employees of the Company and in which the Employee participates so long as such changes affect all plan participants equally (or in proportion to their respective interests), and

(ii) to make reasonable changes in the Fringe Benefits at the direction of the Board of Directors, so long as the Fringe Benefits available to the Employee after giving effect to such change are not materially different from those being provided prior to such change.

d. The Employee shall receive the use of an automobile owned or leased for such Employee by the Company. All gas, insurance, maintenance and repairs shall be paid by the Company.

e. The Employee shall be given the use of, and the Company shall pay all costs associated with, a cellular telephone.

f. In addition to any other insurance coverage provided to Company employees, the Employee shall be provided a life insurance policy with a face amount of no less than $500,000.

8. Duties. The Employee shall during the term of his employment hereunder:

a. devote his normal working time, energies and attention to the duties of his employment, as they may be established from time to time by the Board of Directors consistent with the position and office or offices occupied by the Employee, on behalf of the Company or any of its subsidiaries;

b. comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Company;

c. be reimbursed by the Company from time to time (but at least monthly) for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, provided that the Employee shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires and as are necessary for tax purposes, and shall follow normal Company policy on expenses; and

d. not engage in any activity or employment which would reasonably be expected to materially or directly conflict with the present or prospective business interest of the Company.

9. Term. This Agreement shall be effective as of December 10, 1999 and shall terminate on December 31, 2004, unless terminated earlier as provided herein; provided, however, that this Agreement shall be automatically renewed for successive one (1) year periods after the initial term unless the Employee or the Company notifies the other in writing on or before September 15 of each year of his or its determination not to renew this Agreement, in which event this Agreement shall terminate on December 31 of such year. If the Company provides such notice of nonrenewal, the resulting termination shall be considered a termination without Cause under Section 2 or 3, as applicable.

10. Confidentiality and Non-Competition. The Employee acknowledges that the Company has trade secrets and confidential information, that as an executive level officer he will have access to all such trade secrets and confidential information, and that in performing duties for another company he might necessarily use and divulge such trade secrets and confidential information. The Employee agrees that for a one (1) year period following the Termination Date, the Employee will not, directly or indirectly in any manner, misuse or divulge to any person any confidential information or trade secrets of the Company.

The Employee and the Company also recognize that an important part of the Employee’s duties will be to develop goodwill for the Company through his personal contact with the Company’s customer and suppliers, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Employee if and when his relationship with the Company is terminated. Accordingly, the Employee agrees as follows:

He shall not:

(i) During the time Employee is employed and for a period of one (1) year following the Termination Date own, manage, operate, control, engage in or participate in the ownership, management, operation or control of, any business, partnership, corporation, enterprise or concern which is engaged in the brewery/restaurant business as conducted by the Company within the metropolitan area in which any brewery/restaurant is operated by the Company on the Termination Date. For purposes of this Agreement, “miles” shall mean air miles. Notwithstanding the foregoing, the Employee shall not be prohibited from owning up to five percent (5%) of any class of securities of a company which is listed on a recognized stock exchange or for which prices are quoted on the National Association of Securities Dealers Automated Quotation System;

(ii) During the time the Employee is employed and for a period of one (1) year following the Termination Date, persuade or attempt to persuade any customer or client, or any potential supplier, agent, joint venture partner, investor, customer or client, to which, during the time the Employee was employed, the Company has made a presentation, not to buy or do business with the Company, or to buy from or do business with another company with regard to products or services which are a part of the business of the Company;

(iii) During the time the Employee is employed and thereafter, use or allow to be used other than by the Company any trade or business name, or other mark, symbol, logo or other means of identification which was, or is confusingly similar to, one which was used by the Company and protected by the Company’s trademark, copyright or other proprietary right.

(iv) During the time the Employee is employed and for a period of one (1) year following the Termination Date, whether on the Employee’s behalf or in conjunction with or on behalf of any other person, firm or company, solicit, encourage or entice away from the Company (or attempt to do so) any officer or employee (whether or not such person would commit a breach of contract by so doing); and

(v) During the time the Employee is employed and thereafter, interfere or seek to interfere with the continuance of services, equipment, materials, supplies or other goods to the Company (or the terms relating to such service, equipment, materials or supplies), from any vendor, subcontractor, supplier or other person or business entity who has been supplying services or goods to the Company; provided, however, that in the event that the Employee is terminated for Cause, subsections (i), (ii) and (iv) of this Section 10 shall not apply.

The Employee agrees and acknowledges that a violation of the covenant contained in this Section will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of such breach by the Employee. Therefore, the Employee further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by the Employee, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

11. Integration. This Agreement shall constitute the entire Agreement relating to the employment of the Employee and supersedes any prior agreement between the parties with respect to the subject matter hereof. This Agreement shall be governed by the laws of Tennessee, excluding laws on choice of law. Any litigation regarding this Agreement shall only be brought and heard in the federal or state courts located in Chattanooga, Tennessee and no transfer of venue outside such area shall be permitted.

12. Unenforceability. If any section, subsection, paragraph or subparagraph of this Agreement or any part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability, the remainder of this Agreement shall remain in full force and effect.

13. Assignment. This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

14. Attorney’s Fees. In the event of any legal, mediation or arbitration action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonably attorneys’ fees and costs, whether or not the proceeding results in a final judgment; provided, however, in the event of any such action or proceedings arising in connection with or as a result of a Change of Control, the Company shall pay all such fees and costs unless it is determined in such action or proceeding by final award or order that the Employee had no reasonably basis for his position.

15. Survival. Terms which by their terms or sense are to survive termination of the Agreement shall so survive.

16. Notice. Notices hereunder shall be in writing and sent to the residence address of the Employee last provided to the Company, and to the then current business address of the Company. Notices may be sent by first class U.S. mail and shall be effective three (3) days after deposit. Notices sent by other means shall be effective when actually delivered to the above-described address.

17. Withholdings. The Company may withhold from any amounts payable under the agreement, the minimum amounts of any federal, state, local or foreign taxes, as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Management Employment Agreement as of the date first above written.

TROLLEY BARN BREWERY, INC.

By:	/s/ C. ANDREW STOCKETT
Title:	Vice President - Chief Financial Officer

/s/ H. ALLEN COREY
H. Allen Corey

AMENDMENT

TO

MANAGEMENT EMPLOYMENT AGREEMENT

THIS AMENDMENT to Management Employment Agreement (the “Agreement”) is made to be effective as of the 1st day of January, 2000 by and between GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., formerly Trolley Barn Brewery, Inc., a Tennessee corporation (the “Company”), and H. ALLEN COREY, a resident of Lookout Mountain, Tennessee (the “Employee”).

WHEREAS, the Company and the Employee entered into the Agreement dated December 10, 1999.

WHEREAS, the Company and the Employee desire to amend the Agreement by revising paragraph (i) and adding paragraph (iii) to the Change of Control provision in Section 1 of the Definitions section.

NOW, THEREFORE , in consideration of the foregoing premises and the mutual promises, conditions, and covenants herein contained, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Paragraph (i) of the Change of Control provision in Section 1 of the Definitions section is hereby amended in its entirety to read as follows:

(i) acquisition of one or more transactions of fifty percent (50%) or more of all of the common stock of the Company, regardless of class (the “Common Stock”) by any Person, or by two or more Persons acting as a group, other than directly from the Company;

2. Paragraph (iii) of the Change of Control provision in Section 1 of the Definitions section is hereby added to read as follows:

(iii) any event declared by the Board of Directors to be a Change of Control for purposes of this Agreement.

3. Except as otherwise amended hereby, all terms and conditions of the Agreement are and shall remain in full force and effect, and all of such terms and conditions are hereby ratified and confirmed by the parties hereto in all respects.

IN WITNESS WHEREOF, this Amendment is entered into as of the day first above written.

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.

By:	/s/ H. ALLEN COREY
Title:	President

/s/ H. ALLEN COREY
H. Allen Corey

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